David R. Pomije Named Chairman of BDC Capital, Inc.

Former Funcoland Founder and Chairman Brings Wealth-Creation Skills to the Company

MINNEAPOLIS, MN -- 05/13/2005 -- BDC Capital, Inc. (OTC BB: BDCI) today named David R. Pomije as its chairman of the board, effective June 30, 2005.

"David Pomije brings to our board two critically important experiences -- wealth creation and public company management," Jeff Mills, board member of BDC Capital, said. "David's track record in those areas is a great fit for the company's leadership needs." Pomije, 48, was the founder, chairman and CEO of Funcoland, a 400-store retailer of new and preowned video games. In 2000 the company, which was founded in 1988, was sold to Barnes & Noble for $163 million and now operates under the name of GameStop. Pomije also is lead investor and Chairman of 2nd Swing, Inc., a privately held company which he launched in 1997. It now is the nation's largest and fastest- growing golf retailer in terms of individual storefronts, which operate under names 2nd Swing and 2GOLF.

Pomije has served on the boards of and acted as consultant to a variety of businesses with a focus on early stage to emerging-growth companies.

About BDC Capital, Inc.

BDC Capital, Inc., based in Burnsville, MN, is a Business Development Company under Section 54 of the Investment Company Act of 1940. BDC was established December 10, 2004, with the purpose of building an investment portfolio consisting of revenue generating assets and emerging companies well-positioned for future growth. The company's web site is at http://www.bdccapital.com/.

Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. BDC Capital, Inc. undertakes no obligation to update any such statements to reflect actual events.

The Carideo Group Inc.
1050 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota  55402

Contact:
Tony Carideo
(612) 317-2880
tony@carideogroup.com
investors@bdccapital.com